Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-198656 and 333-207019 of our reports dated March 9, 2016, relating to the audit of the consolidated financial statements of Blue Hills Bancorp, Inc. and subsidiaries (the “Company) appearing in this Annual Report on Form 10-K of Blue Hills Bancorp, Inc. for the year ended December 31, 2015.

/s/ Wolf & Company, P.C.
Boston, Massachusetts
March 9, 2016